Exhibit 1.1

WISeKey, Parrot and CasperLabs to Hold a Metaverse Holograminar during WISeKey’s December 13 Investor Day at the Nasdaq MarketSite in New York City

GENEVA / New York – November 30, 2021: Ad-Hoc announcement pursuant to Art. 53 of SIX Listing Rules - WISeKey International Holding Ltd. (“WISeKey”) (SIX: WIHN, NASDAQ: WKEY), a leading global cybersecurity, AI, Blockchain, and IoT company, today announced that it will hold a metaverse holograminar during its Investor Day scheduled for December 13, 2021, at the Nasdaq MarketSite in Times Square, NYC.

WISeKey will be organizing a hologram transmission integrating its MyWISeID digital signature and strong authentication capability into the end-to-end encryption channels in hologram technology powered by its transmission software. By adding the ability to verify digital identities, users will be able to communicate securely to submit their vote remotely, conduct financial transactions, access health consultations and much more.

The WISeKey NFT platform is secured by WISeKey’s various security technologies enabling the authentication of digital identity based NFTs, physical objects as well as digital assets, in a safe end-to-end process. The user is in full control of its WISeID NFT and other NFTs need to request access to its identity information so WISeID NFTs users can decide by themselves what level of information they wish to share, thus keeping full control. The WISeKey approach to the Metaverse has as objective to provide safe infrastructure identity services based on blockchain technologies for a wide range of users, including individuals, corporations and government institutions. As our digital lives become increasingly digitalized, Metaverse will leverage the advantages of the internet to establish a virtual world for its users. Businesses and communities will depend on users’ digital identities to manage assets.

To view previous holograminar organized by WISekey go to   https://youtu.be/Vpi9lb9Uvfk

WISeKey’s Investor Day will be a hybrid event (in-person and virtual):

•	Investors interested to attend in-person should contact Lena Cati at lcati@equityny.com / 212-836-9611, to receive additional registration details.

•	The event will also be webcast live which can be accessed using the following link https://www.wisekey.com/wisekey-webinar/. Pre-registration is required.

Preliminary agenda of the Investor Day is below.

Time	Topic	Speakers
9:30 am	Registration
10:00 am	Management Presentations
	Recent business developments and milestones Recap of 2021 Activities	Carlos Moreira, CEO of WISeKey
	Recent Financial Highlights	Peter Ward, CFO of WISeKey
	Vision and Growth Strategy for 2022 and Beyond Trends and Opportunities Across the Enterprise	Carlos Moreira, CEO of WISeKey
12:00 pm	Product showcase: customers/suppliers

Flying success: How WISeKey and Parrot combine their expertise to apply IoT security to drones, a key asset of tomorrow's industry

Special exponential technology demonstration using holograms

Powered by ARHT Media

Carlos Moreira, CEO of WISeKey Victor Vuillard, Chief Security Officer, CTO Cybersecurity, DPO of Parrot
1:00 pm	Lunch / Networking
2:00 pm	Product showcase: customers/suppliers (Cont.)
	Launch of WISe.Art CasperLabs NFT Marketplace	Carlos Moreira, CEO of WISeKey Mrinal Manohar, CEO of CasperLabs
	Demonstration of WISe.Art NFT Marketplace	Carlos Moreira, CEO of WISeKey Richard Venia, US Sales Director of WISeKey
4:00 pm	Q&A Session

About WISeKey

WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large-scale digital identity ecosystems for people and objects using Blockchain, AI, and IoT respecting the Human as the Fulcrum of the Internet. WISeKey microprocessors secure the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an installed base of over 1.6 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens, etc.). WISeKey is uniquely positioned to be at the leading edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss-based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain, and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:
WISeKey International Holding Ltd
Company Contact: Carlos Moreira
Chairman & CEO
Tel: +41 22 594 3000
info@wisekey.com

WISeKey Investor Relations (US)
Contact: Lena Cati
The Equity Group Inc.
Tel: +1 212 836-9611
lcati@equityny.com

Disclaimer:
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties, and other factors, which could cause the actual results, financial condition, performance, or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey